UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 30, 2013

UNDER ARMOUR, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-33202	52-1990078
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1020 Hull Street, Baltimore, Maryland		21230
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (410) 454-6428

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 30, 2013, the Under Armour, Inc. (the “Company”) stockholders approved updates to the Under Armour, Inc. Executive Incentive Compensation Plan (the “Plan”). The Plan provides performance-based incentives to the Company's executives in a manner that preserves the ability to deduct, for tax purposes, incentive compensation paid to the executives. The Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee determines the executives that participate in the Plan. For 2013, the Committee determined that executives at the level of Vice President and above shall participate in the Plan.
The Committee sets one or more performance goals and the award amounts for each performance period. The performance goals measure performance of the Company or any subsidiary or business unit of the Company within the performance period based on one or more of the performance measures listed in the Plan. The Committee has the discretion to exclude the effect of unusual or nonrecurring items, changes in accounting treatment and other items as provided in the Plan.
After the end of the performance period, the Committee certifies, in writing, prior to payment of any award, the attainment of the performance goal for the performance period. Notwithstanding attainment of the performance goal, the Committee has the discretion to reduce or eliminate the award amount based upon the performance of the Company or the executive or such other factors as the Committee determines in its discretion. The Committee may not increase the amount of such award or waive the achievement of the performance goal.
Award amounts shall be based on a percentage of the executive's annual base salary or in an amount as otherwise determined by the Committee. The maximum award amount that may be paid to any executive under the Plan for any given year during the performance period shall be $5.0 million. Payment under the Plan may be made in cash, stock, restricted stock, other stock-based or stock denominated units, or any other form of consideration or any combination thereof, as determined by the Committee.
The Board may amend or terminate the Plan at any time. Any amendment or other action which requires shareholder approval in order for the Plan to continue to comply with Section 162(m) of the Internal Revenue Code shall not be effective unless such action is approved by the Company's stockholders. The Plan provides that the Company shall seek to recover any award paid under the Plan as a result of certain improper conduct as required by the “clawback” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws or rules.
This description of the Plan is qualified in its entirety by reference to the Plan, a copy of which is attached as Exhibit 10.01 and is incorporated herein by reference.

Item 5.07. Submission of Matters to a Vote of Security Holders.

The Annual Meeting of Stockholders (the “Annual Meeting”) of Under Armour, Inc. (the “Company”) was held on April 30, 2013. At the Annual Meeting, the stockholders voted on the following four proposals and cast their votes as described below.
Proposal 1
The individuals listed below were elected at the Annual Meeting to serve on the Company’s Board of Directors until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified. The voting results were as follows:

Nominees	For	Withhold Authority to Vote	Broker Non-Votes
Kevin A. Plank	271,254,073	1,502,329	14,924,429
Byron K. Adams, Jr.	272,468,794	287,608	14,924,429
Douglas E. Coltharp	272,675,258	81,144	14,924,429
Anthony W. Deering	272,684,432	71,970	14,924,429
A.B. Krongard	272,670,854	85,548	14,924,429
William R. McDermott	271,530,926	1,225,476	14,924,429
Eric T. Olson	272,670,440	85,962	14,924,429
Brenda Piper	272,499,834	256,568	14,924,429
Harvey L. Sanders	272,684,969	71,433	14,924,429
Thomas J. Sippel	272,452,669	303,733	14,924,429
Proposal 2
The stockholders approved the Company’s executive compensation, in a non-binding advisory vote. The voting results were as follows:

For	Against	Abstain	Broker Non-Votes
272,427,583	233,518	95,301	14,924,429
Proposal 3
The stockholders approved the Company’s executive incentive compensation plan. The voting results were as follows:

For	Against	Abstain	Broker Non-Votes
270,466,834	1,679,068	610,500	14,924,429
Proposal 4
The stockholders ratified the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2013. The voting results were as follows:

For	Against	Abstain
286,858,463	745,181	77,187
No other matters were submitted for stockholder action.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.01 Executive Incentive Compensation Plan

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNDER ARMOUR, INC.

Date: May 6, 2013	By:	/s/ JOHN P. STANTON
John P. Stanton
Senior Vice President, General Counsel & Secretary